Exhibit 5.1

FORM OF OPINION OF COUNSEL

                , 2007

DuPont Fabros Technology, Inc.

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), of a Registration Statement on Form S-11 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering an underwritten public offering of up to              shares of common stock, par value $.001, including              shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”). All of the Shares are to be sold by the Company as described in the Registration Statement and the related prospectus (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) an executed copy of the Registration Statement and related Prospectus, (b) the Company’s Articles of Incorporation, as filed with the Maryland State Department of Assessments and Taxation on March 2, 2007 and amended on July 10, 2007, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and correct, (c) the Company’s Bylaws, as currently in effect and certified by the Secretary of the Company on the date hereof as being complete, accurate and correct, (d) the form of the Company’s Amended Articles of Incorporation, filed as Exhibit 3.1 to the Registration Statement, to be filed with the Maryland State Department of Assessments and Taxation immediately upon the closing of the offering contemplated by the Registration Statement (the “Amended Articles”), (e) the form of the Company’s Amended and Restated Bylaws, filed as Exhibit 3.2 to the Registration Statement, to be effective immediately upon the closing of the offering contemplated by the Registration Statement, (e) the proposed form of Underwriting Agreement (the “Underwriting Agreement”) among the Company and the several Underwriters to be named therein, for whom Lehman Brothers Inc. and UBS Securities LLC will act as representatives (the “Representatives”), (f) resolutions of the Board of Directors of the Company adopted on         , as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and any arrangements in connection therewith, and (g) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that the Company’s Amended Articles in the form reviewed by us will be duly filed with the State of Maryland. We also have assumed that the Shares will not be issued in violation of the ownership limit in the Company’s Amended Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” and “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Representatives of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Shares pursuant to the terms of the Registration Statement, Prospectus and Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

Cooley Godward Kronish LLP

By:
Christian E. Plaza